UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 2, 2008

NeoMagic Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Jay Street, Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(408) 988-7020

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 2, 2008, NeoMagic Corporation (“NeoMagic” or the “Company”), received a letter from the Nasdaq Stock Market indicating that NeoMagic is not in compliance with the Nasdaq Stock Market’s requirements for continued listing because, for the previous 30 consecutive business days, the bid price of NeoMagic’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”). Nasdaq stated in its letter that in accordance with the Nasdaq Marketplace Rules, NeoMagic will be provided 180 calendar days, or until December 1, 2008, to regain compliance with the Minimum Bid Price Rule. If, at any time before December 1, 2008, the bid price of NeoMagic’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide the Company written notification that it has achieved compliance with the Minimum Bid Price Rule.

The letter also states that if the Company does not regain compliance with the Minimum Bid Price Rule by December 1, 2008, the Nasdaq staff will determine whether the Company meets the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If NeoMagic is not eligible for an additional compliance period, the Nasdaq staff will provide written notification that the Company’s securities will be delisted. Upon receipt of this delisting notification, the Company may appeal the delisting to a Listing Qualifications Panel of Nasdaq.

On June 5, 2008, NeoMagic issued the press release attached to this Current Report as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of NeoMagic Corporation dated June 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation (Registrant)

Date: June 5, 2008	By:	/s/ Steven P. Berry
Steven P. Berry Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of NeoMagic Corporation dated June 5, 2008.